Exhibit 99.1

Digi International Reports Second Fiscal Quarter 2013 Results
Forty-First Consecutive Quarter of Profitability
Meets Street Revenue and EPS Consensus Estimates for Second Fiscal Quarter 2013

(Minneapolis, MN, April 25, 2013) - Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $48.2 million for the second fiscal quarter of 2013, compared with $49.0 million for the second fiscal quarter of 2012. Net income was $1.0 million, or $0.04 per diluted share, in the second fiscal quarter of 2013 compared to $2.1 million, or $0.08 per diluted share, in the year ago comparable quarter. Reported net income in the second fiscal quarter of 2013 was unfavorably impacted by a legal settlement with U.S. Ethernet Innovations, LLC of $1.0 million, net of taxes, or $0.04 per diluted share.
”We have spent significant time this quarter in strategically focusing the Digi team to be the premier provider of M2M solutions,” said Joe Dunsmore, President and Chief Executive Officer. “The reception from potential customers and partners in the salesforce.com ecosystem has been very positive.  We see momentum building around our solutions combining Digi's deep device expertise with Etherios' ability to integrate devices directly into an organization's core business processes.”

Below is a table setting forth certain GAAP and Non-GAAP results:

GAAP Results
(in thousands, except per share data)	Q2 2013	Q2 2012	YTD 2013	YTD 2012
Net Sales	$48,197	$49,016	$95,188	$95,678
Operating Income	$419	$3,429	$2,091	$4,245
Net Income	$1,000	$2,122	$2,230	$2,846
Net Income per Diluted Share	$0.04	$0.08	$0.08	$0.11

Non-GAAP Results*
(in thousands, except per share data)	Q2 2013	Q2 2012	YTD 2013	YTD 2012
Operating Income	$1,907	$3,489	$3,579	$4,541
Net Income	$1,591	$2,161	$2,677	$2,827
Net Income per Diluted Share	$0.06	$0.08	$0.10	$0.11
* A table with a detailed reconciliation to non-GAAP information is provided later in this earnings release.
Business Results for the Three Months Ended March 31, 2013
Revenue from growth products and services in the second fiscal quarter of 2013, including $2.4 million of revenue from Etherios' consulting services, was $27.2 million, or 56.4% of net sales, compared to $26.4 million, or 53.9% of net sales, in the second fiscal quarter of 2012, an increase of $0.8 million, or 2.9%. Revenue from mature products was $21.0 million, or 43.6% of net sales, in the second fiscal quarter of 2013 compared to $22.6 million, or 46.1% of net sales, in the second fiscal quarter of 2012, a decrease of $1.6 million, or 7.1%. Digi's growth products portfolio includes Etherios' consulting services, all wireless products, as well as the ARM-based embedded module product line, which leverages the Device Cloud by Etherios™ platform with both wired and wireless connectivity.
Revenue in North America was $28.6 million in the second fiscal quarter of 2013, compared to $29.0 million in the second fiscal quarter of 2012, a decrease of $0.4 million, or 1.3%. Revenue in EMEA (Europe, Middle East and Africa) was $11.9

Digi International Reports Second Fiscal Quarter 2013 Results

million in the second fiscal quarter of 2013, compared to $12.1 million in the comparable quarter a year ago, a decrease of $0.2 million, or 1.9%. Revenue in Asian countries was $6.3 million in the second fiscal quarter of 2013 compared to $6.2 million in the second fiscal quarter of 2012, an increase of $0.1 million, or 1.5%. Latin American revenue was $1.4 million in the second fiscal quarter of 2013 compared to $1.7 million in the comparable quarter a year ago, a decrease of $0.3 million, or 17.5%.
In the second fiscal quarter of 2012, Digi recorded revenue of approximately $3.0 million that was delayed from the first fiscal quarter of 2012 as a result of the flooding in Thailand that took place in October 2011, impacting the operations of Digi's contract manufacturer near Bangkok.
Gross profit was $25.0 million in the second fiscal quarter of 2013 compared to $25.8 million in the same period of the prior year, a decrease of $0.8 million, or 3.2%. The gross margin was 51.8% in the second fiscal quarter of 2013 compared to 52.6% in the second fiscal quarter of 2012.  The gross margin was lower in the second fiscal quarter of 2013 than in the comparable period a year ago primarily due to the inclusion of gross margins from Etherios' consulting services that are generally lower than Digi's products margins.
Total operating expenses in the second fiscal quarter of 2013 were $24.5 million, or 50.9% of revenue, compared to $22.4 million, or 45.6% of revenue, in the second fiscal quarter of 2012. The general and administrative expenses portion of operating expenses was unfavorably impacted by $1.5 million in the second fiscal quarter of 2013 compared to the same quarter in the prior year due to a settlement of a patent infringement lawsuit with U.S. Ethernet Innovations, LLC. Operating expenses also increased in the second fiscal quarter of 2013 compared to the second fiscal quarter of 2012 due to incremental operating expenses for Etherios, partially offset by cost containment measures that were put in place to achieve targeted expense levels.
Digi reported operating income of $0.4 million, or 0.9% of net sales, in the second fiscal quarter of 2013 compared to $3.4 million, or 7.0% of net sales, in the second fiscal quarter of 2012. Operating income for the second fiscal quarter of 2013 included the settlement of a patent infringement lawsuit of $1.5 million. Please refer to the table reconciling operating income to non-GAAP operating income which is provided later in this earnings release.
Net income was $1.0 million in the second fiscal quarter of 2013, or $0.04 per diluted share, compared to $2.1 million, or $0.08 per diluted share, in the second fiscal quarter of 2012. Net income in the second fiscal quarter of 2013 included a charge for the settlement of a patent infringement lawsuit of $1.0 million, net of taxes, or $0.04 per diluted share. This was partially offset by a tax benefit of $0.4 million, or $0.01 per diluted share, resulting from the enactment of legislation extending the research and development tax credit that allowed Digi to record tax credits for the last three quarters of fiscal 2012 in the second quarter of fiscal 2013, based on the enactment date of January 2, 2013. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share which is provided later in this earnings release.
Earnings before interest, taxes, depreciation and amortization in the second fiscal quarter of 2013 were $2.8 million, or 5.9% of revenue, compared to $5.5 million, or 11.1% of revenue in the second fiscal quarter of 2012.
Business Results for the Six Months Ended March 31, 2013
For the six months ended March 31, 2013, Digi reported revenue of $95.2 million compared to revenue of $95.7 million for the six months ended March 31, 2012.
Revenue from growth products and services for the first six months of fiscal 2013 was $53.0 million, or 55.7% of net sales, compared to $50.2 million, or 52.5% of net sales, in the first six months of fiscal 2012, an increase of $2.8 million, or 5.6%, and includes consulting services revenue from Etherios since the date of acquisition on October 31, 2012 of $3.9 million. Revenue from mature products was $42.2 million, or 44.3% of net sales, in the first six months of fiscal 2013 compared to $45.5 million, or 47.5% of net sales, in the first six months of fiscal 2012, a decrease of $3.3 million, or 7.3%.
For the six months ended March 31, 2013, Digi reported net income of $2.2 million, or $0.08 per diluted share, compared to net income for the six months ended March 31, 2012 of $2.8 million, or $0.11 per diluted share. Reported net income was unfavorably impacted for the first six months of fiscal 2013 as a result of the aforementioned patent infringement settlement of $1.0 million, or $0.04 per diluted share, partially offset by a benefit of $0.5 million, or $0.02 per diluted share, resulting from the enactment of legislation extending the research and development tax credit, allowing Digi to record tax credits earned during the last three quarters of fiscal 2012 in the second quarter of fiscal 2013 and the reversal of

Digi International Reports Second Fiscal Quarter 2013 Results

tax reserves for the expiration of the statute of limitations for various U.S. and foreign jurisdictions' tax matters. Net income for the first six months of fiscal 2012 benefited by $0.2 million, or $0.01 per diluted share, resulting from a reversal of tax reserves for various jurisdictions' tax matters and the gain on sale of an investment, net of taxes, offset by expenses of $0.2 million, net of taxes, or $0.01 per diluted share, as a result of the restructuring charge for the Breisach, Germany manufacturing operations.
Digi's cash and cash equivalents and marketable securities balance, including long-term marketable securities, was $101.9 million at March 31, 2013, a decrease of $2.9 million from December 31, 2012. Digi repurchased 249,647 shares of its common stock for $2.4 million during the second fiscal quarter of 2013. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. At March 31, 2013, Digi's current ratio was 7.2 to 1 compared to 8.3 to 1 at December 31, 2012.
Second Fiscal Quarter 2013 Business Highlights:
Personnel

•
Digi strengthened its sales organization with the appointment of Kevin C. Riley as senior vice president of sales. Riley provides years of solutions selling experience and will be instrumental in driving increased sales of M2M solutions and creating process improvement in the Digi sales organization.

Device Cloud by Etherios

•
Last week, Digi announced a rebrand of the iDigi Device Cloud® as Device Cloud by Etherios™, to be completed by the beginning of May. Etherios, a division of Digi International and Salesforce.com Cloud Alliance Platinum Partner, is a widely recognized cloud computing services provider with a longstanding track record of helping organizations realize their cloud strategy. The rebranding emphasizes the openness of the Device Cloud and that it is hardware manufacturer independent.

•
Digi enhanced the Etherios Device Cloud with the addition of carrier subscription management capabilities. Organizations can now create M2M applications, manage remote devices and oversee carrier subscriptions from more than 90 global carriers in one management interface.

Key Wireless Product Announcements

•
Continuing its leadership in wireless innovation, Digi launched the next generation of its XBee Wi-Fi module. It features native Etherios Device Cloud integration and other new features to enable rapid deployment of cloud-based M2M solutions.

•
Digi makes development of cloud-connected Android devices fast and easy with the introduction of the ConnectCard for i.MX28 module with Android. Based on Freescale Semiconductor technology, the product demonstrates Digi's commitment to Freescale Semiconductor.

Digi International Reports Second Fiscal Quarter 2013 Results

Reconciliation Tables:
Reconciliation of Operating Income to Non-GAAP Operating Income
(In thousands of dollars)

	For the three months ended March 31, 2013	% of net sales	For the three months ended March 31, 2012	% of net sales	For the six months ended March 31, 2013	% of net sales	For the six months ended March 31, 2012	% of net sales
Operating Income	$419	0.9%	$3,429	7.0%	$2,091	2.2%	$4,245	4.4%
Legal settlement	1,525	3.2%	—	—	1,525	1.6%	—	—
Restructuring reserve	(37)	—	60	0.1%	(37)	—	296	0.3%
Non-GAAP operating income	$1,907	4.0%	$3,489	7.1%	$3,579	3.8%	$4,541	4.7%
*Percentages presented may not add due to use of rounded numbers.

Reconciliation of Net Income and Net Income per Diluted Share
to Non-GAAP Net Income and Net Income per Diluted Share
(In thousands of dollars, except per share amounts)

	Three months ended March 31,				Six months ended March 31,
	2013		2012		2013		2012
Net income and net income per common share, diluted	$1,000	$0.04	$2,122	$0.08	$2,230	$0.08	$2,846	$0.11
Legal settlement, net of taxes	991	0.04	—	—	991	0.04	—	—
Restructuring reserve, net of taxes	(24)	—	39	0.00	(24)	—	192	0.01
Gain on sale of investment, net of taxes	—	—	—	—	—	—	(88)	0.00
Discrete tax benefits for extended research and development tax credit recorded in the second quarter of fiscal 2013 and reversal of tax reserves for closure of various jurisdictions’ tax matters	(376)	(0.01)	—	—	(520)	(0.02)	(123)	0.00
Non-GAAP net income and net income per diluted share *	$1,591	$0.06	$2,161	$0.08	$2,677	$0.10	$2,827	$0.11
Diluted weighted average common shares		26,476		26,205		26,474		26,172
*Earnings per share presented are calculated by line item and certain amounts may not add due to use of rounded numbers.

Digi International Reports Second Fiscal Quarter 2013 Results

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization
(In thousands of dollars)

	For the three months ended March 31, 2013	% of net sales	For the three months ended March 31, 2012	% of net sales	For the six months ended March 31, 2013	% of net sales	For the six months ended March 31, 2012	% of net sales
Net sales	$48,197	100.0%	$49,016	100.0%	$95,188	100.0%	$95,678	100.0%
Net income	1,000	2.1%	2,122	4.3%	2,230	2.3%	2,846	3.0%
Interest income, net	(13)	—%	(59)	(0.1)%	(65)	(0.1)%	(131)	(0.1)%
Income tax (benefit) provision	(130)	(0.3)%	1,374	2.8%	488	0.5%	1,685	1.8%
Depreciation and amortization	1,990	4.1%	2,014	4.1%	3,909	4.1%	4,043	4.2%
Earnings before interest, taxes, depreciation and amortization *	$2,847	5.9%	$5,451	11.1%	$6,562	6.9%	$8,443	8.8%
*Percentages may not add due to use of rounded numbers.

Fiscal 2013 Guidance
For the third fiscal quarter of 2013, Digi projects revenue in a range of $48 million to $50 million. Digi projects net income per diluted share in a range of $0.05 to $0.07 cents.
For the fourth fiscal quarter of 2013, Digi projects revenue in a range of $50 million to $54 million. Net income per diluted share is projected to be in a range of $0.06 to $0.11 cents.
Second Fiscal Quarter 2013 Conference Call Details
Digi invites all those interested in hearing management's discussion of its quarter, on Thursday, April 25, 2013 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (866) 515-2914 and entering passcode 80263290. International participants may access the call by dialing (617) 399-5128 and entering passcode 80263290. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 75895203 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi's website, www.digi.com. The webcast will remain on our website for one week after the live session is completed.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
About Digi International
Digi International is the M2M expert, combining products and services as end-to-end solutions to drive business efficiencies. Digi provides the industry's broadest range of wireless products, a cloud computing platform tailored for devices and development services to help customers get to market fast with wireless devices and applications. Digi's entire solution set is tailored to allow any device to communicate with any application, anywhere in the world. For more information, visit Digi's website at www.digi.com, or call 877-912-3444.

Digi International Reports Second Fiscal Quarter 2013 Results

Forward-Looking Statements
This press release contains forward-looking statements that are based on management's current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "may," "will," "expect," "plan," "project," "should," or "continue" or the negative thereof or other variations thereon or similar terminology. Among other items, these statements relate to expectations of the business environment in which the company operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, delays in product development efforts, uncertainty in user acceptance of our products, the ongoing shift of our sales efforts to focus more on the delivery of broader based solutions which can be a more complex sales process, has not been a historical sales focus of our company and can involve longer sales cycles than the sale of our legacy hardware products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to defend or settle satisfactorily any litigation, uncertainty in global economic conditions and economic conditions within particular regions of the world which could negatively affect product demand and the financial solvency of customers and suppliers, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, the ability to achieve the anticipated benefits and synergies associated with acquisitions such as our recently announced purchase of Etherios, Inc., and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the Securities and Exchange Commission, including without limitation, our annual report on Form 10-K for the year ended September 30, 2012 and subsequent quarterly reports on Form 10-Q and other filings, could cause the company's future results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes historical non-GAAP operating income and net income and net income per diluted share data, and earnings before interest, taxes, depreciation and amortization (EBITDA).
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as operating income or net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, we understand that EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted operating income and net income and net income per diluted share exclusive of legal settlements, restructuring expenses, gain on sale of investments, and reversals of tax reserves and discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of matters such as the impact of decisions relating to taxes and restructuring, which while important, are not central to the core operations of our business. We believe that the presentation of EBITDA as a percentage of net sales is useful to investors because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps investors compare operating results and corporate performance

Digi International Reports Second Fiscal Quarter 2013 Results

exclusive of the impact of our capital structure and the method by which assets were acquired. EBITDA is used as an internal metric for executive compensation, as well as incentive compensation for the rest of the employee base, and it is monitored quarterly for these purposes.

Investor Contacts:

Steve Snyder	Tom Caden
Digi International	Dian Griesel Inc.
952-912-3637	212-825-3210
Email: steve.snyder@digi.com	Email: tcaden@dgicomm.com
For more information, visit our Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports Second Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Net sales	$48,197	$49,016	$95,188	$95,678
Cost of sales	23,236	23,233	45,748	45,465
Gross profit	24,961	25,783	49,440	50,213
Operating expenses:
Sales and marketing	10,414	10,340	20,688	20,439
Research and development	7,775	7,753	15,192	15,985
General and administrative	6,390	4,201	11,506	9,248
Restructuring	(37)	60	(37)	296
Total operating expenses	24,542	22,354	47,349	45,968
Operating income	419	3,429	2,091	4,245
Other income (expense), net:
Interest income	50	74	102	146
Interest expense	(37)	(15)	(37)	(15)
Other income, net	438	8	562	155
Total other income, net	451	67	627	286
Income before income taxes	870	3,496	2,718	4,531
Income tax (benefit) provision	(130)	1,374	488	1,685
Net income	$1,000	$2,122	$2,230	$2,846
Net income per common share:
Basic	$0.04	$0.08	$0.09	$0.11
Diluted	$0.04	$0.08	$0.08	$0.11
Weighted average common shares:
Basic	26,138	25,709	26,163	25,674
Diluted	26,476	26,205	26,474	26,172

Digi International Reports Second Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Comprehensive (Loss) Income
(In thousands)
(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2013	2012	2013	2012
Net income	$1,000	$2,122	$2,230	$2,846
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	(3,090)	(139)	(3,379)	(1,922)
Change in net unrealized (loss) gain on investments	(61)	64	(59)	87
Less income tax benefit (provision)	24	(25)	23	(34)
Reclassification of realized loss on investments included in net income (1)	—	—	—	12
Less income tax benefit (2)	—	—	—	(5)
Other comprehensive loss, net of tax	(3,127)	(100)	(3,415)	(1,862)
Comprehensive (loss) income	$(2,127)	$2,022	$(1,185)	$984
(1) Recorded in Other income, net in our Condensed Consolidated Statement of Operations (2) Recorded in Income tax (benefit) provision in our Condensed Consolidated Statements of Operations.

Digi International Reports Second Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$42,357	$60,246
Marketable securities	37,401	58,372
Accounts receivable, net	23,857	24,634
Inventories	25,799	24,435
Deferred tax assets	3,472	3,389
Other	5,925	2,493
Total current assets	138,811	173,569
Marketable securities, long-term	22,105	2,016
Property, equipment and improvements, net	15,107	15,157
Identifiable intangible assets, net	11,938	10,629
Goodwill	102,473	86,209
Deferred tax assets	4,636	5,010
Other	526	494
Total assets	$295,596	$293,084
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,387	$6,040
Income taxes payable	—	1,269
Accrued compensation	5,789	5,744
Accrued warranty	925	1,021
Accrued legal settlement	1,525	—
Other	3,562	4,118
Total current liabilities	19,188	18,192
Income taxes payable	3,363	3,294
Deferred tax liabilities	489	630
Other noncurrent liabilities	100	111
Total liabilities	23,140	22,227

Total stockholders’ equity	272,456	270,857
Total liabilities and stockholders’ equity	$295,596	$293,084

Digi International Reports Second Fiscal Quarter 2013 Results

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six months ended March 31,
	2013	2012
Operating activities:
Net income	$2,230	$2,846
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, equipment and improvements	1,705	1,606
Amortization of identifiable intangible assets	2,204	2,437
Stock-based compensation	1,914	1,886
Excess tax benefits from stock-based compensation	(53)	(67)
Deferred income tax benefit	(1,079)	(1,173)
Bad debt/product return provision	285	338
Inventory obsolescence	554	776
Restructuring	—	296
Other	(307)	(117)
Changes in operating assets and liabilities (net of acquisition)	(4,103)	(2,720)
Net cash provided by operating activities	3,350	6,108
Investing activities:
Purchase of marketable securities	(37,337)	(41,640)
Proceeds from maturities of marketable securities	38,161	30,566
Proceeds from sale of investment	—	135
Acquisition of business, net of cash acquired	(12,919)	—
Purchase of property, equipment, improvements and certain other intangible assets	(2,080)	(2,650)
Net cash used in investing activities	(14,175)	(13,589)
Financing activities:
Excess tax benefits from stock-based compensation	53	67
Proceeds from stock option plan transactions	590	521
Proceeds from employee stock purchase plan transactions	248	568
Purchase of treasury stock	(6,765)	—
Net cash (used) provided by financing activities	(5,874)	1,156
Effect of exchange rate changes on cash and cash equivalents	(1,190)	(621)
Net decrease in cash and cash equivalents	(17,889)	(6,946)
Cash and cash equivalents, beginning of period	60,246	54,684
Cash and cash equivalents, end of period	$42,357	$47,738

Supplemental schedule of non-cash investing activities:
Issuance of common stock for business acquisition	$(6,804)	$—
Securities purchased, not settled	$—	$(3,600)